 Exhibit 10.1

June 22, 2007

Universal Security Instruments, Inc.
7 Gwynns Mill Court
Owings Mills , Maryland 21117

AMENDED AND RESTATED FACTORING AGREEMENT

Ladies and Gentlemen:

We are pleased to confirm the terms and conditions that will govern our funds in use accounting, notification factoring arrangement with advances (the “Agreement”). This Agreement shall amend, replace and supersede in its entirety the Factoring Agreement between us dated February 28, 1995, as supplemented and amended. This Agreement is intended to set forth the terms and provisions pursuant to which we shall factor the sales created or arising on and after the date hereof. This Agreement shall in no way be construed to, nor shall it affect, modify, diminish or break the continuity of our ownership and/or security interest in, as further set forth herein, all of your present and future accounts receivable, as more fully described in said Factoring Agreement which ownership and/or security interest is hereby ratified and confirmed by this Agreement as provided above.

1. SALE OF ACCOUNTS
You sell and assign to us, and we purchase as absolute owner, all accounts arising from your sales of inventory or rendition of services, including those under any trade names, through any divisions and through any selling agent (collectively, the "Accounts" and individually, an "Account").

2, CREDIT APPROVAL

2.1 Requests for credit approval for all of your orders must be submitted to our Credit Department via computer by either: (a) On-Line Terminal Access, or (b) Electronic Batch Transmission. If you are unable to submit orders via computer, then orders can be submitted over the phone, by fax or in writing. All credit decisions by our Credit Department (including approvals, declines and holds) will be sent to you daily by a Credit Decisions Report, which constitutes the official record of our credit decisions. Credit approvals will be effective only if shipment is made or services are rendered within thirty (30) days from the completion date specified in our credit approval. Credit approval of any Account may be withdrawn by us any time before delivery is made or services are rendered.

2.2 We assume the Credit Risk on each Account approved in the Credit Decision Report. “Credit Risk” means the customer's failure to pay the Account in full when due on its longest maturity solely because of its financial inability to pay. If there is any change in the amount, terms, shipping date or delivery date for any shipment of goods or rendition of services (other than accepting returns and granting allowances as provided in section 0 below), you must submit a change of terms request to us, and, if such pertains to a Factor Risk Account, then we shall advise you of our decision either to retain the Credit Risk or to withdraw the credit approval. Accounts on which we bear the Credit Risk are referred to collectively as "Factor Risk Accounts", and individually as a "Factor Risk Account". Accounts on which you bear some or all of the risk as to credit are referred to collectively as "Client Risk Accounts", and individually as a "Client Risk Account".

2.3 We shall have no liability to you or to any person, firm or entity for declining, withholding or withdrawing credit approval on any order. If we decline to credit approve an order and furnish to you any information regarding the credit standing of that customer, such information is confidential and you agree not to reveal same to the customer, your sales agent or any third party. You agree that we have no obligation to perform, in any respect, any contracts relating to any Accounts.

3. INVOICING

You agree to place a notice (in form and content acceptable to us) on each invoice and invoice equivalent that the Account is sold, assigned and payable only to us, and to take all necessary steps so that payments and remittance information are directed to us. All invoices, or their equivalents, will be promptly mailed or otherwise transmitted by you to your customers at your expense. You will provide us with copies of all invoices (or the equivalent thereof if the invoices were sent electronically), confirmation of the sale of the Accounts to us and proof of shipment or delivery, all as we may reasonably request. If you fail to provide us with copies of such invoices (or equivalents) or such proofs when requested by us, we will not bear any Credit Risk as to those Accounts.

4. REPRESENTATIONS AND WARRANTIES

4.1 You represent and warrant that: each Account is based upon a bona fide sale and delivery of inventory or rendition of services made by you in the ordinary course of business; the inventory being sold and the Accounts created are your exclusive property and are not, and will not be, subject to any lien, consignment arrangement, encumbrance or security interest other than in our favor; all amounts are due in United States Dollars; all original invoices bear notice of the sale and assignment to us; any taxes or fees relating to your Accounts or inventory are solely your responsibility; and none of the Accounts factored with us hereunder represent sales to any subsidiary, affiliate or parent company. You also warrant and represent that: your customers have accepted the goods or services and owe and are obligated to pay the full amounts stated in the invoices according to their terms, without dispute, claim, offset, defense, deduction, rejection, recoupment, counterclaim or contra account, other than as to returns and allowances as provided in section 8 below (the foregoing being referred to in this Agreement as "Customer Claims").

4.2 You further represent and warrant that: your legal name is exactly as set forth on the signature page of this Agreement, you are a duly organized and validly existing business organization incorporated or registered in the state of Maryland, and are qualified to do business in all states where required; the most recent financial statements provided by you to us accurately reflect your financial condition as of that date and there has been no material adverse change in your financial condition since the date of those financial statements. You agree to furnish us with such information concerning your business affairs and financial condition as we may reasonably request from time to time, including consolidated financial statements as of the end of such year, reviewed by a firm of independent, certified public accountants, selected by you and acceptable to us.

4.3 You agree that you will promptly notify us of any change in your: name, state of incorporation or registration, location of your chief executive office, place(s) of business, and legal or business structure. Further, you agree that you will promptly notify us of any change in control of the ownership of your business organization, and of significant lawsuits or proceedings against you.

5. PURCHASE OF ACCOUNTS

We shall purchase the Accounts for the gross amount of the respective invoices, less: factoring fees or charges, trade and cash discounts allowable to, or taken by, your customers, credits, cash on account and allowances ("Purchase Price"). Our purchase of the Accounts will be reflected on the Statement of Account (defined in section 0 below), which we shall render to you, which will also reflect all credits and discounts made available to your customers.

6. ADVANCES

At your request, and in our sole discretion, we may advance funds to you and your affiliate USI Electric, Inc. (“USI”) of up to the lesser of (i) $10,000,000 or (ii) 85% of your Accounts and the Accounts of USI, prior to the collection of the Accounts and (iii) 50% of your eligible Inventory and/or the eligible inventory of USI. We have the right, at any time and from time to time, to hold any reserves we deem reasonably necessary as security for the payment and performance of any and all of your Obligations (defined in section 0 below). All amounts you owe us, including all advances to you and any debit balance in your Client Position Account (defined in section 0 below), and any Obligations, are payable on demand and may be charged to your account at any time.
PAYMENT OF ACCOUNTS

7.1 All payments received by us on the Accounts will be promptly applied to your account with us after crediting your customer's account. In exchange for such application, we shall charge your account monthly with the cost of five (5) additional business days on all such payments at the rate charged by us in section 14.1 below on debit balances. No checks, drafts or other instruments received by us will constitute final payment of an Account unless and until such items have actually been collected.

7.2 The amount of the Purchase Price of any Factor Risk Account which remains unpaid will be deemed collected and will be credited to your account as of the earlier of the following dates:

(a) the date of the Account's longest maturity if a proceeding or petition is filed by or against the customer under any state or federal bankruptcy or insolvency law, or if a receiver or trustee is appointed for the customer; or

(b) the last day of the third month following the Account’s longest maturity date if such Account remains unpaid as of said date without the occurrence of any of the events specified in clause (a) above.

If any Factor Risk Account credited to you was not paid for any reason other than Credit Risk, we shall reverse the credit and charge your account accordingly, and such Account is then deemed to be a Client Risk Account.

8. CUSTOMER CLAIMS AND CHARGE BACKS

8.1 You must notify us promptly of any matter affecting the value, enforceability or collectibility of any Account and of all Customer Claims. You agree to promptly issue credit memoranda or otherwise adjust the customer’s account upon accepting returns or granting allowances. For full invoice credit memoranda, you agree to send duplicate copies thereof to us and to confirm their assignment to us. You may continue to do so until we have advised you that all such credits or allowances on Factor Risk Accounts require our prior written approval. We shall cooperate with you in the adjustment of Customer Claims, but we retain the right to adjust Customer Claims on Factor Risk Accounts directly with customers, upon such terms as we in our sole discretion may deem advisable.

8.2 We may at any time charge back to your account the amount of: (a) any Factor Risk Account which is not paid in full when due for any reason other than Credit Risk; (b) any Factor Risk Account which is not paid in full when due because of an act of God, civil strife, or war; (c) anticipation (interest) deducted by a customer on any Account; (d) Customer Claims; (e) any Client Risk Account which is not paid in full when due; and (f) any Account for which there is a breach of any representation or warranty. A charge back does not constitute a reassignment of an Account. We shall not bear the Credit Risk on any Account charged back to you. We shall immediately charge any deduction taken by a customer to your account.

8.3 We may at any time charge to your account the amount of: (a) payments we receive on Client Risk Accounts which we are required at any time to turnover or return (including preference claims); (b) all remittance expenses (including incoming wire charges, currency conversion fees and stop payment fees), other than stop payment fees on Factor Risk Accounts; (c) expenses, collection agency fees and attorneys' fees incurred by us in collecting or attempting to collect any Client Risk Account or any Obligation (defined in section 0 below); and (d) our fees for handling collections on Client Risk Accounts which you have requested us to process, as provided in the Guide (see section 0 below). You shall indemnify us for, and hold us harmless against, any loss, liability claim or expense of any kind (including attorneys’ fees and disbursements) arising from: (i) any Customer Claims, (ii) any claim for a return of any payment on or relating to any Client Risk Account, or (iii) any other matter, except for any claim for a return of any payment on or relating to any Factor Risk Account. The foregoing indemnity shall survive any termination of this Agreement.

9. HANDLING AND COLLECTING ACCOUNTS; RETURNED GOODS

9.1 As owners of the Factor Risk Accounts, we have the right to: (a) bring suit, or otherwise enforce collection, in your name or ours; (b) modify the terms of payment, (c) settle, compromise or release, in whole or in part, any amounts owing, and (d) issue credits in your name or ours. To the extent applicable, you waive any and all claims and defenses based on suretyship. If moneys are due and owing from a customer for both Factor Risk Accounts and Client Risk Accounts, you agree that any payments or recoveries received on such Accounts will be applied using our normal procedures. If at the time of a customer liquidation, we each have Accounts at our respective risk, we agree that all payments, dividends, recoveries or proceeds will be shared pro rata in proportion to our respective Credit Risk for that customer. Once you have granted or issued a discount, credit or allowance on any Account, you have no further interest therein. Any checks, cash, notes or other documents or instruments, proceeds or property received with respect to the Accounts must be held by you in trust for us, separate from your own property, and immediately turned over to us with proper endorsements. We may endorse your name or ours on any such check, draft, instrument or document.

9.2 As owners and assignees of the Accounts and all proceeds thereof, upon our written notice, you will, at your expense, set aside, mark with our name and hold in trust for us, any and all returned, rejected, reclaimed or repossessed inventory (“Returned Goods”). Further, upon such notice, you agree promptly: to notify us of all Returned Goods and, at our request, either to deliver same to us, or to pay us the invoice price thereof, or to sell the same for our account.

10. STATEMENT OF ACCOUNT

Periodically we shall make available to you certain reports reflecting Accounts purchased, advances made, fees and charges and all other financial transactions between us during the applicable period ("Reports"). The Reports that shall be made available to you include a Statement of Account reflecting transactions in three sections: an accounts receivable account (the “Accounts Receivable”), a client position account (the “Client Position Account”) and a funds in use account (the “Funds In Use”). The Reports shall be deemed correct and binding upon you and shall constitute an account stated between us unless we receive your written statement of exceptions within thirty (30) days after same are made available to you.

11. GRANT OF SECURITY INTEREST

11.1 You hereby assign and grant to us a continuing security interest in all of your right, title and interest in and to all of your now existing and future (herein collectively the “Collateral”): (a) accounts (including the Accounts), instruments, documents, chattel paper (including electronic chattel paper), and any other obligations owing to you; (b) unpaid seller's rights (including rescission, repossession, replevin, reclamation and stoppage in transit); (c) rights to any inventory represented by the foregoing, including Returned Goods; (d) reserves and credit balances arising hereunder; (e) guarantees, collateral, supporting obligations and letter of credit rights with respect to the foregoing; (f) insurance policies, proceeds or rights relating to the foregoing; (g) general intangibles (including all payment intangibles and all other rights to payment); (h) federal, state and local income tax refunds; (i) cash and non-cash proceeds of the foregoing; and (i) Books and Records (defined in section 0 below) evidencing or pertaining to the foregoing.

11.2 You agree to comply with all applicable laws to perfect our security interest in collateral pledged to us hereunder, and to execute such documents as we may require to effectuate the foregoing and to implement this Agreement. You irrevocably authorize us to file financing statements, and all amendments and continuations with respect thereto, all in order to create, perfect or maintain our security interest in the Collateral, and you hereby ratify and confirm any and all financing statements, amendments and continuations with respect thereto heretofore and hereafter filed by us pursuant to the foregoing authorization.

12. OBLIGATIONS SECURED

The security interest granted hereunder and any lien or security interest that we now or hereafter have in any of your other assets, collateral or property, secure the payment and performance of all of your now existing and future indebtedness and obligations to us, whether absolute or contingent, whether arising under this Agreement or any other agreement or arrangement between us, by operation of law or otherwise ("Obligations"). Obligations also includes ledger debt (which means indebtedness for goods and services purchased by you from any party whose accounts receivable are factored or financed by us), and indebtedness arising under any guaranty, credit enhancement or other credit support granted by you in our favor. Any reserves or balances to your credit and any other assets, collateral or property of yours in our possession constitutes security for any and all Obligations.

13. BOOKS AND RECORDS AND EXAMINATIONS

13.1 You agree to maintain such Books and Records concerning the Accounts as we may reasonably request and to reflect our ownership of the Accounts therein. “Books and Records” means your accounting and financial records (whether paper, computer or electronic), data, tapes, discs, or other media, and all programs, files, records and procedure manuals relating thereto, wherever located.

13.2 Upon our reasonable request, you agree to make your Books and Records available to us for examination and to permit us to make copies or extracts thereof. Also, you agree to permit us to visit your premises during your business hours and to conduct such examinations as we deem reasonably necessary. To cover our costs and expenses of any such examinations, we shall charge you $1,000 for each day, or part thereof, during which such examination is conducted, plus any out-of-pocket costs and expenses incurred by us, as provided in the Guide (see section 0 below) Said Examination fees shall be limited to $25,000.00 in any Contract Year on a combined basis with you, USI Electric, Inc, and International Conduit, Ltd.

14. INTEREST

14.1 Loans and advances made to you hereunder may bear interest based either on the JPMorgan Rate, as defined in section 14.2 hereof (the "JPMorgan Rate Loans") or, subject to the terms set forth below, based on the LIBOR Rate, as defined in section 14.4 hereof (the "LIBOR Rate Loans").

14.2 Interest accrued on JPMorgan Rate Loans shall be due and payable in arrears on the last day of each month, and shall be calculated at a per annum rate 0.25% below the JPMorgan Rate. The JPMorgan Rate is the per annum rate of interest publicly announced by JPMorgan Chase Bank (or its successor) in New York, New York from time to time as its prime rate, and is not intended to be the lowest rate of interest charged by JPMorgan Chase Bank to its borrowers. Any change in the rate of interest hereunder due to a change in the JPMorgan Rate will take effect as of the first of the month following such change in the JPMorgan Rate. Interest will be credited as of the last day of each month based on the daily credit balances in your Funds In Use account for that month, at a rate four percent (4%) per annum below the JPMorgan Rate being used to calculate interest for the period. All interest is calculated on a 360 day year.

14.3 Interest accrued on LIBOR Rate Loans shall be due and payable in arrears on the earlier of (a) the last day of the applicable Interest Period and (b) the first calendar day of each quarter (for the immediately preceding quarter) computed through the last calendar day of the Interest Period or the last calendar day of the preceding quarter, as the case may be, and shall be calculated at a rate equal to two percent (2.0%) over the LIBOR Rate.

14.4 As used in this Section 14, the following terms shall have the following meanings:

(a) "Interest Period" shall mean, for any LIBOR Rate Loan, the period commencing on the date of the borrowing thereof and ending on the last day of the period selected by you pursuant to the provisions contained in Section 14.5. The duration of each such Interest Period shall be for one, two or three months, in each case as you may select, pursuant to an appropriate notice of borrowing, notice of continuation or notice of conversion, except as otherwise provided in Section 14.5 or Section 14.6. Notwithstanding anything hereinabove to the contrary, you may not select any Interest Period that ends after the last day of the applicable Period, as defined in Section 15.1. Whenever the last day of any Interest Period would otherwise occur on a day other than a business day, the last day of such Interest Period shall be extended so as to occur on the next succeeding business day; provided, however, if such extension would cause the last day of such Interest Period to occur during the next following calendar month, the last day of such Interest Period shall occur on the next preceding business day.

(b) “LIBOR Rate” shall mean with respect to the Interest Period applicable to the borrowing of a LIBOR Rate Loan, the rate obtained (rounded upwards to the nearest one-sixteenth of one percent) by dividing (i) the rate of interest per annum appearing in the interest rate quote section of the Wall Street Journal on the first business day prior to the commencement of such Interest Period for U.S. dollar deposits of amounts in immediately available funds comparable to the principal amount of the LIBOR Rate Loan for which the LIBOR Rate is being determined with maturities comparable to the Interest Period for which such LIBOR Rate will apply, by (ii) an amount equal to one minus the stated reserve (expressed as a decimal), if any, required to be maintained against "Eurocurrency liabilities" as specified in Regulation D of the Board of Governors of the Federal Reserve System as from time to time shall be in effect (or against any other category of liabilities, which includes deposits, by reference to which the interest rate on LIBOR Rate Loans is determined or any category of extensions of credit on other assets, which includes loans by a Non-U.S. office of the JPMorgan Chase Bank to U.S. residents). In the absence of manifest error, each determination by us of the applicable LIBOR Rate shall be deemed conclusive.

14.5 Requests for LIBOR Rate Loans shall be made on at least three (3) business days’ prior written notice to us, in which notice you shall specify the amount of the proposed LIBOR Rate Loan, the Interest Period with respect thereto, and the proposed borrowing date, provided, however, that no such request with respect to the borrowing of a LIBOR Rate Loan may be made after the occurrence and during the continuance of any Event of Default hereunder.

14.6 (A) Subject to the provisions of paragraph (C) hereof, you may elect to maintain any borrowing consisting of LIBOR Rate Loans, or any portion thereof, as a LIBOR Rate Loan by selecting a new Interest Period for such borrowing, which new Interest Period shall commence on the last day of the then existing Interest Period, provided that no Event of Default shall have occurred and be continuing on the date upon which notice of a proposed Continuation (as hereafter defined) is given. Each selection of a new Interest Period (a "Continuation") shall be made on three (3) business days’ prior notice, given by you to us not later than 12:00 noon (New York City time) on the third business day preceding the date of any proposed Continuation. If you elect to maintain more than one borrowing consisting of LIBOR Rate Loans by combining such borrowings into one borrowing and selecting a new Interest Period pursuant to this subsection, each of the borrowings so combined shall consist of LIBOR Rate Loans having Interest Periods ending on the same date. If you shall fail to select a new Interest Period for any borrowing consisting of LIBOR Rate Loans in accordance with this paragraph (A), each such LIBOR Rate Loan shall automatically convert into a JPMorgan Rate Loan.

(B) Subject to the provisions of paragraph (C) hereof, you may convert the entire amount of or a portion of all loans of the same type into loans of the other type (a "Conversion"), provided, that (i) no Event of Default shall have occurred and be continuing, (ii) any Conversion of JPMorgan Rate Loans into LIBOR Rate Loans such may only be made upon three (3) business days' prior notice given to us, and (iii) any Conversion of any LIBOR Rate Loans into JPMorgan Rate Loans may only be made on the last day of the Interest Period for such LIBOR Rate Loans, and upon Conversion of any JPMorgan Rate Loans into LIBOR Rate Loans, you shall pay accrued interest to the date of Conversion on the principal amount converted on the first day of the following month. Each such notice of Conversion of a Base Rate Loan to a LIBOR Rate Loan shall be given not later than 12:00 noon (New York City time) on the third business day preceding the date of any proposed Conversion. Each Conversion of JPMorgan Rate Loans into LIBOR Rate Loans shall be in an aggregate amount of not less than One Million Dollars ($1,000,000.00). You may elect to convert the entire amount of or a portion of all loans of the same type comprising more than one borrowing into loans of the other type by combining such borrowings into one borrowing consisting of loans of such other type; provided, however, that if the borrowings so combined consist of LIBOR Rate Loans, such LIBOR Rate Loans shall have Interest Periods ending on the same date.

(C) Notwithstanding anything contained in paragraphs (A) and (B) above to the contrary:

(i)
if we reasonably determine that adequate and fair means do not otherwise exist for ascertaining the LIBOR Rate for LIBOR Rate Loans comprising any requested borrowing, Continuation or Conversion, your right to select or maintain LIBOR Rate Loans for such borrowing or any subsequent borrowing shall be suspended until we shall notify you that the circumstances causing such suspension no longer exist, and each loan comprising such requested borrowing, Continuation or Conversion shall be automatically converted into a JPMorgan Rate Loan;

(ii)
if at any time we shall notify you in good faith that the LIBOR Rate for loans comprising such borrowing will not adequately reflect the cost to us of making such loans, your right to select, maintain, continue or convert to LIBOR Rate Loans for any borrowing shall be suspended until we shall notify you that the circumstances causing such suspension no longer exist, and each loan comprising such borrowing shall be automatically converted into a JPMorgan Rate Loan;

(iii)	there shall not be outstanding at any one time more than three (3) loan tranches bearing interest based on the LIBOR Rate; and

(iv)	not more than Seven Million Dollars ($7,000,000.00) in principal amount of loans and advances outstanding hereunder at any one time may bear interest based on the LIBOR Rate.

(D) Each notice of Continuation or Conversion shall be irrevocable and binding on you. In the case of (i) any borrowing of a loan, Continuation or Conversion that the related notice of borrowing, notice of Continuation or notice of Conversion specifies is to be comprised of LIBOR Rate Loans or (ii) any payment or prepayment of principal of, or Conversion or Continuation of, any LIBOR Rate Loan made other than on the last day of the Interest Period for such loan as a result of a payment, prepayment, Conversion or Continuation of such loan or acceleration of the maturity of any of the Obligations pursuant to Section 17 hereof, or for any other reason, then in any such case, upon our demand, you shall pay to us and indemnify us from and against the following costs and expenses: (1) any cost or expense incurred by us as a result of any failure to fulfill, on or before the date for such borrowing, Continuation or Conversion, and (2) any additional costs or expenses which we may reasonably incur as a result of such payment or prepayment, including, without limitation in each such case, any cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by us to fund the LIBOR Rate Loans requested by you to be made as part of such borrowing, Continuation or Conversion.

14.7 Notwithstanding any other provision herein, if any change in any "Requirement of Law" or in the interpretation or application thereof shall make it unlawful for us to make or maintain LIBOR Rate Loans, as contemplated by this Agreement, then (i) our obligation to make LIBOR Rate Loans, continue LIBOR Rate Loans as such and convert JPMorgan Rate Loans to LIBOR Rate Loans forthwith shall be cancelled and (ii) any loans then outstanding as LIBOR Rate Loans automatically shall be converted to JPMorgan Rate Loans on the respective last days of the then current Interest Periods with respect to such loans or within such earlier period as required by law. If any such conversion of a LIBOR Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, you shall pay to us such amounts, if any, as may be required pursuant to Section 14.6 (D). As used herein, the term "Requirement of Law" shall mean as to any person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such person or any of its property or pursuant to which such person or any of its property is subject.

14.8 If we shall have reasonably determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof, or compliance by us with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority, does or shall have the effect of reducing the rate of return on our capital as a consequence of our obligations hereunder to a level below that which we could have achieved but for such adoption, change or compliance (taking into consideration our policies with respect to capital adequacy) by a material amount, then from time to time, after submission by us to you of a written demand therefor, you agree to pay to us such additional amount or amounts as will compensate us for such reduction. Our certificate claiming entitlement to payment as set forth above shall be delivered to you and shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such reduction, the additional amount or amounts to be paid to us, and the method by which such amounts were determined. In determining such amount, we may use any reasonable averaging and attribution method.

14.9 In no event will interest charged hereunder exceed the highest lawful rate. In the event, however, that we do receive interest in excess of the highest lawful rate, you agree that your sole remedy would be to seek repayment of such excess, and you irrevocably waive any and all other rights and remedies which may be available to you under law or in equity.

14.10 Notwithstanding anything to the contrary contained herein, we shall not be required to purchase United States Dollar deposits in the London interbank market or from any other applicable LIBOR Rate market or source or otherwise “match fund” to fund any loans, but any and all provisions hereof relating to LIBOR Rates shall be deemed to apply as if we had purchased such deposits to fund any LIBOR Rate Loans.

15. FACTORING FEES AND OTHER CHARGES

15.1 For our services hereunder, you will pay us a factoring fee or charge as set forth below on the gross face amount of all Accounts factored with us, but in no event less than $4.50 per invoice.

The factoring fee will be as follows:

(a) 1% on the gross face amount of all of your Accounts factored with us and the accounts of USI (collectively, “Combined Accounts”) during each calendar month on the first Fifteen Million Dollars ($15,000,000.00) of Accounts during any Period; and

(b) 0.875% on the gross face amount of all Combined Accounts factored with us during each calendar month on Combined Accounts in excess of Fifteen Million Dollars ($15,000,000.00) up to Thirty Million Dollars ($30,000,000.00) during such Period; and

(c) 0.75% on the gross face amount of all Combined Accounts factored with us during each calendar month on Combined Accounts in excess of Thirty Million Dollars ($30,000,000.00) during such Period; and

(d) 0.25% of the gross face amount of all Combined Accounts factored with us from Home Depot Inc., Home Depot Supply, Hughes Supply, Inc. and Contractors Warehouse.

(e) Commencing on the date occurring on the first day of the next month hereafter, if the actual factoring fees or charges paid to us by you and USI, during the period commencing on January 1, 2007 to December 31, 2007 (“Initial Period”) is less than $75,000.00 (such amount, the “Initial Minimum Factoring Fees”), we shall charge your account and/or USI’s account, at our option, as of the end of such Initial Period with an amount equal to the difference between the actual factoring fees or charges paid during such Initial Period and said Initial Minimum Factoring Fees. Commencing on the first day of the month immediately following the end of the Initial Period, if the actual factoring fees or charges paid to us by you and/or USI, during any calendar year or part thereof which follows (“Subsequent Period”) is less than the Initial Minimum Factoring Fees we shall charge your account and/or the account of USI, at our option, as of the end of such Subsequent Period with an amount equal to the difference between the actual factoring fees or charges paid during such Subsequent Period and the Initial Minimum Factoring Fees. For purposes of this Agreement the Initial Period and each Subsequent Period may be referred to as the “Period”. Without limiting the forgoing, upon any termination of this Agreement or upon the termination of the separate Factoring Agreements between you and USI, we shall have the right to immediately charge your account and/or the account of USI, at our option, with an amount equal to the Initial Minimum Factoring Fees if any, for such Period or Periods through the next forthcoming Anniversary Date of this Agreement, as applicable.

15.2 You agree to pay all costs and expenses incurred by us in connection with or in any way related to: (i) this Agreement or (ii) the preparation, execution, administration and enforcement of this Agreement, including all reasonable fees and expenses attributable to the services of our attorneys (whether in-house or outside), search fees and public record filing fees. Furthermore, you agree to pay to us our fees (as more fully set forth in the Guide, see section 0 below) including fees for: (a) special reports prepared by us at your request; (b) wire transfers; (c) handling change of terms requests relating to Accounts; and (d) your usage of our on-line computer services. Beginning on the first of the month six months from the date hereof, you also agree to pay us our fees for : (i) each new customer set-up on our customer accounts receivable data base and each new customer relationship established for you; (ii) crediting your account with proceeds of non-factored invoices received by us; and (iii) charge backs of invoices factored with us that were paid directly to you. All such fees will be charged to your account when incurred. We may change our fees from time to time upon notice to you; however, any failure to give you such notice does not constitute a breach of this Agreement and does not impair our ability to institute any such change.

15.3 Any tax or fee of any governmental authority imposed on or arising from any transactions between us, any sales made by you, or any inventory relating to such sales is your sole responsibility (other than income and franchise taxes imposed on us which are not related to any specific transaction between us). If we are required to withhold or pay any such tax or fee, or any interest or penalties thereon, you hereby indemnify and hold us harmless therefor and we shall charge your account with the full amount thereof.

15.4 In addition to all other fees and charges paid to us pursuant to this agreement, you also agree to pay us a client set up fee in the amount of $300.00, which we may charge to your account as of the date hereof, which fee relates to administration, analysis, review and handling performed by us in implementing this agreement, as well as the preparation of related legal documentation.

16. TERMINATION

16.1 You may terminate this Agreement only as of an Anniversary Date and then only by giving us at least sixty (60) days prior written notice of termination. Upon any termination of this Agreement, we shall be entitled to the unpaid portion of the Initial Minimum Factoring Fees, if any, for such Period or Periods for the remainder of the term of this Agreement, as applicable, and as provided in section 15.1 above, as of the effective date of termination. "Anniversary Date" means January 1, 2010, and the same date in each year thereafter. Except as otherwise provided, we may terminate this Agreement at any time by giving you at least sixty (60) days prior written notice of termination. However, we may terminate this Agreement immediately, without prior notice to you, upon the occurrence of an Event of Default (defined in section 0 below).

16.2 This Agreement remains effective between us until terminated as herein provided. Unless sooner demanded, all Obligations will become immediately due and payable upon any termination of this Agreement.

16.3 All of our rights, liens and security interests hereunder continue and remain in full force and effect after any termination of this Agreement and pending a final accounting, we may withhold any balances in your account unless we are supplied with an indemnity satisfactory to us to cover all Obligations. You agree to continue to assign accounts receivable to us and to remit to us all collections on accounts receivable, until all Obligations have been paid in full or we have been supplied with an indemnity satisfactory to us to cover all Obligations. Once all Obligations have been paid in full or we have received an indemnity as described above, we shall continue to remit to you any balances in your account.

17. EVENTS OF DEFAULT AND REMEDIES UPON DEFAULT

17.1 It is an "Event of Default" under this Agreement if: (a) your business ceases or a meeting of your creditors is called; (b) any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding is commenced by or against you under any federal or state law; (c) you breach any representation, warranty or covenant contained in this Agreement; (d) you fail to pay any Obligation when due, or (e) any default shall have occurred under any other agreement or arrangement between us.

17.2 After the occurrence of an Event of Default which is not waived by us, we may terminate this Agreement without notice to you. We shall then have immediate access to, and may remove from any premises where same may be located, any and all Books and Records as may pertain to the Accounts, Returned Goods and any other collateral hereunder. Furthermore, as may be necessary to administer and enforce our rights in the Accounts, Returned Goods and any other collateral hereunder, or to facilitate the collection or realization thereof, we have your permission to: (a) use (at your expense) your personnel, supplies, equipment, computers and space, at your place of business or elsewhere; and (b) notify postal authorities to change the address for delivery of your mail to such address as we may designate and to receive and open your mail. We agree to turn over to you or your representative all mail not related to the aforesaid purposes.

17.3 After the occurrence of an Event of Default which is not waived by us, with respect to any other property or collateral in which we have a security interest, we shall have all of the rights and remedies of a secured party under Article 9 of the Uniform Commercial Code. If notice of intended disposition of any such property or collateral is required by law, it is agreed that five (5) days notice constitutes reasonable notice. The net cash proceeds resulting from the exercise of any of the foregoing rights, after deducting all charges, costs and expenses (including reasonable attorneys' fees) will be applied by us to the payment or satisfaction of the Obligations, whether due or to become due, in such order as we may elect. You remain liable to us for any deficiencies. With respect to Factor Risk Accounts and Returned Goods relating thereto, you hereby confirm that we are the owners thereof, and that our rights of ownership permit us to deal with this property as owner and you confirm that you have no interest therein, other than the right to receive payment as set forth in Section 7 hereof.

18. MISCELLANEOUS PROVISIONS

18.1 This Agreement, and all attendant documentation, as the same may be amended from time to time, constitutes the entire agreement between us with regard to the subject matter hereof, and supersedes any prior agreements or understandings. This Agreement can be changed only by a writing signed by both of us. Our failure or delay in exercising any right hereunder will not constitute a waiver thereof or bar us from exercising any of our rights at any time. The validity, interpretation and enforcement of this Agreement is governed by the laws of the State of New York, excluding the conflict laws of such State.

18.2 The Client Service Guide, as supplemented and amended from time to time (the “Guide”) has been furnished to you or is being furnished to you concurrently with the signing of this Agreement, and by your signature below you acknowledge receipt thereof. The Guide provides information on credit approval processes, accounting procedures and fees. The procedures for Electronic Batch Transmission are covered in supplemental instructions to the Guide. From time to time, we may provide you with amendments, additions, modifications, revisions or supplements to the Guide, which will be operative for transactions between us. All information and exhibits contained in the Guide, on any screen accessed by you, and on any print-outs, reports, statements or notices received by you are, and will be, our exclusive property and are not to be disclosed to, or used by, anyone other than you, your employees or your professional advisors, in whole or in part, unless we have consented in writing.

18.3 This Agreement binds and benefits each of us and our respective successors and assigns, provided, however, that you may not assign this Agreement or your rights hereunder without our prior written consent.

18.4 Section headings are for convenience only and are not controlling. The use of “including” means “including without limitation”.

18.5 If any provision of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision will be inapplicable and deemed omitted to such extent, but the remainder will not be invalidated thereby and will be given effect so far as possible.

18.6 You further represent and covenant that you: (i) are familiar with all applicable anti-money laundering laws and guidelines ("AML Policies") of the United States of America, including the USA Patriot Act; (ii) acknowledge that your transactions with residents of the United States of America are subject to the AML Policies of the United States of America, including the USA Patriot Act; (iii) will make all reasonable efforts to comply with all applicable AML Policies, including, if appropriate, the USA Patriot Act; (iv) acknowledge that our performance hereunder is also subject to our compliance with all applicable AML Policies, including the USA Patriot Act; and (v) will provide all such information about your ownership, officers, directors and business structure as we may require.

19. JURY TRIAL WAIVER

To the extent permitted by applicable law, we each hereby waive any right to a trial by jury in any action or proceeding arising directly or indirectly out of this Agreement, or any other agreement or transaction between us or to which we are parties.

If the foregoing is in accordance with your understanding, please so indicate by signing and returning to us the original and one copy of this Agreement. This Agreement will take effect as of the date set forth above but only after being accepted below by one of our officers in New York, New York, after which we shall forward a fully executed copy to you for your files.

Sincerely,

THE CIT GROUP/COMMERCIAL SERVICES, INC.

By: /s/
Name:
Title:

Read and Agreed to:	Accepted at New York, New York
UNIVERSAL SECURITY INSTRUMENTS, INC.	THE CIT GROUP/COMMERCIAL SERVICES, INC.

By: /s/	By: /s/
Name:	Name:
Title:	Title: